Exhibit 10.32

[Execution]

AMENDMENT NO. 2

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of October 19, 2010, is entered into by and among Lerner New York, Inc., a Delaware corporation (“Lerner”), Lernco, Inc., a Delaware corporation (“Lernco”), and Lerner New York Outlet, Inc., formerly known as Jasmine Company, Inc., a Massachusetts corporation (“Lerner Outlet” and together with Lerner and Lernco, collectively, “Borrowers” and individually each a “Borrower”), the Lenders (as defined in the Loan Agreement), and Wells Fargo Bank, National Association, a national banking association, successor by merger to Wachovia Bank, National Association, in its capacity as agent for the Lenders and the Bank Product Providers (in such capacity, “Agent”).

W I T N E S S E T H :

WHEREAS, Borrowers, New York & Company, Inc., a Delaware corporation, (“NY&Co”), Lerner New York Holding, Inc., a Delaware corporation (“Parent”), Nevada Receivable Factoring, Inc., a Nevada corporation (“Nevada Factoring”), Associated Lerner Shops of America, Inc., a New York corporation (“Associated Lerner”), and Lerner New York GC, LLC, an Ohio limited liability company (“Lerner GC” and together with NY&Co, Parent, Nevada Factoring and Associated Lerner, collectively, “Guarantors” and each a “Guarantor”), Lenders, Agent, Bank of America, N.A., as successor by merger to LaSalle Business Credit, LLC, as Agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance, in its capacity as documentation agent for Lenders (in such capacity, “Documentation Agent”), have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Loan and Security Agreement, dated as of August 22, 2007, among Borrowers, Guarantors, Lenders, Agent and Documentation Agent (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders make certain amendments to the Loan Agreement and the other Financing Agreements, and Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions contained herein; and

WHEREAS, the parties hereto desire to enter into this Amendment to evidence and effectuate such amendments, subject to the terms and conditions and to the extent set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.       Definitions.

1.1     Additional Definition.  Section 1 of the Loan Agreement is hereby amended by adding the following definition:

“Lerner Outlet” shall mean Lerner New York Outlet, Inc., a Massachusetts corporation, formerly known as Jasmine Company, Inc., and its successors and assigns.

1.2     Amendments to Definitions.

(a)   All references to “Jasmine” in the Loan Agreement and the other Financing Agreements are hereby redesignated to be “Lerner Outlet”.

(b)   All references to “Wachovia Bank, National Association”, as a Lender in the Loan Agreement and the other Financing Agreements are hereby redesignated to be “Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association”.

(c)   All references to “Wachovia Capital Markets, LLC” in the Loan Agreement and the other Financing Agreements are hereby redesignated to be “Wells Fargo Bank, National Association”.

(d)   The definition of Agent in Section 1.6 of the Loan Agreement is hereby replaced with the following:

“Agent” shall mean Wells Fargo Bank, National Association, a national banking association, successor by merger to Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof, and any replacement or successor agent hereunder.

(e)   The definition of Borrowing Base in Section 1.20 of the Loan Agreement is hereby replaced with the following:

“Borrowing Base” shall mean, at any time, the amount equal to:

(a)   the lesser of:

(i)            the amount equal to:

(A)          the lesser of (1) the sum of (x) ninety percent (90%) of the Net Amount of Eligible Sell-Off Vendors Receivables of Borrowers, plus (y) ninety percent (90%) of the Net Amount of Eligible Damaged Goods Vendors Receivables of Borrowers, and (2) $4,000,000, plus

(B)           ninety percent (90%) of the Net Amount of the Eligible Credit Card Receivables of Borrowers, plus

(C)           the lesser of:

(1)           the Inventory Loan Limit or

(2)           the lesser of:

(y)           the sum of:

(i)             ninety percent (90%) multiplied by the sum of (A) the Value of the Eligible Landed Inventory of Borrowers minus (B) the amount of shrinkage and/or material variances in Inventory counts with respect to Eligible Landed Inventory of Borrowers as determined by Agent, plus

(ii)            the lesser of (aa) the sum of (I) ninety percent (90%) multiplied by the Landed Value of Eligible In-Transit Inventory of Borrowers, plus (II) ninety percent (90%) multiplied by the Landed Value of Eligible In-Transit LC Inventory of Borrowers, or (bb) $30,000,000, or

(z)            ninety percent (90%) (or ninety two and one-half percent (92.5%) during the Seasonal Advance Period) of the Net Recovery Percentage applicable to such categories of Inventory of Borrowers multiplied by the Value of such Eligible Inventory of Borrowers as reflected on the most recent appraisal of the Inventory received and accepted by Agent prior to the date of calculation, plus

(D)          one hundred percent (100%) of Eligible Cash Collateral; or

(ii)           the Revolving Loan Limit, minus,

(b)   the Reserves and the Bank Product Reserves.

Notwithstanding the foregoing, (a) as to Lerner Outlet, in no event will the amount of Revolving Loans available exceed $7,000,000; provided, that, if Agent determines that upon receipt of an appraisal delivered in accordance with Section 7.3 of this Agreement which reflects that the Inventory of Lerner Outlet is of the same type and quality of the Inventory of Lerner and Lernco, such $7,000,000 sublimit shall no longer be effective, and (b) each of the percentages specified in clauses (a)(i)(A) through (C) of this definition shall be five percent (5%) less than the amounts set forth in such clauses until such time as the Existing Term Loan and all Obligations related thereto are indefeasibly paid and satisfied in full in immediately available funds.

For purposes of this definition, the advance rates set forth in subparagraph (a)(i)(C)(2) above will be subject to be decreased, upon Agent providing not less than ten (10) Business Days prior telephonic or electronic notice only to Borrowers, based on the results satisfactory to Agent of appraisals of the Inventory conducted in accordance with Section 7.3 hereof and to be conducted on a “going out of business sale” basis, net of liquidation expenses, at the expense of Borrowers, conducted by appraisers acceptable to Agent.  For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations.  In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory shall be determined based on the lesser of the amount of Inventory set forth in the general ledgers of Borrowers or the perpetual inventory records maintained by Borrowers.  Agent shall have the right to establish Reserves against or sublimits in the Borrowing Base in such amounts and with respect to such matters as Agent in its sole discretion shall deem necessary or appropriate, at all times and after Agent has completed its updated field audits, examinations and appraisals of the Collateral; provided, however, that, so long as an Availability Compliance Period does not exist, Agent shall only give to Borrowers ten (10) Business Days’ telephonic or electronic notice if (a) Agent establishes Reserves relating to new categories of Reserves, (b) Agent changes the methodology of calculating Reserves, or (c) Agent establishes sublimits in the Borrowing Base.  The foregoing notwithstanding, in the event Agent is required to establish Reserves to preserve or protect or maximize the value of the Collateral, Agent shall only provide Borrowers with notice at the time such Reserve is established.

(f)    The definition of New Term Agent in Section 1.138 of the Loan Agreement is hereby replaced with the following:

“New Term Loan Agent” shall mean Wells Fargo Bank, National Association, a national banking association, successor by merger to Wachovia Bank, National Association or such other financial institution reasonably acceptable to Agent, in its capacity as administrative agent acting for and on behalf of the New Term Loan Lenders pursuant to the New Term Loan Agreement and any replacement or successor agent thereunder.

(g)   The definition of Prime Rate in Section 1.160 of the Loan Agreement is hereby replaced with the following:

“Prime Rate” shall mean the rate from time to time publicly announced by Wells Fargo Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

(h)   The definition of “Issuing Bank” in Section 1.102 of the Loan Agreement is hereby replaced with the following:

“Reference Bank” shall mean Wells Fargo Bank, National Association, or such other bank as Agent may from time to time designate.

(i)    The definition of Wachovia in Section 1.203 of the Loan Agreement is hereby replaced with the following:

“Wells” shall mean Wells Fargo Capital Finance, LLC, a national banking association, successor by merger to Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

(j)    The definition of Wachovia in Section 1.203 of the Loan Agreement is hereby replaced with the following:

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, successor by merger to Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

1.3     Interpretation.  All capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Loan Agreement.

Section 2.       Perfection of Security Interest.  Section 5.2(b) of the Loan Agreement is hereby amended by deleting the reference to “Wachovia Bank, National Association” and replacing it with “Wells Fargo Bank, National Association”.

Section 3.       Sale of Assets.  Section 9.7(b)(x) of the Loan Agreement is hereby replaced with the following: “[Intentionally Omitted].”

Section 4.       Notices.  The notice information of Agent set forth in Section 14.3 of the Loan Agreement and in any of the other Financing Agreements is hereby with the following:

“If to Agent:	Wells Fargo Bank, National Association, as Agent
One Boston Place, 19th Floor
Boston, Massachusetts 02108
Attention: Portfolio Manager- Lerner New York, Inc.
Telephone No.: (617) 854-7238
Telecopy No.: (617) 523-4027”

Section 5.       Lerner Outlet.  Borrowers have not been including any assets of Jasmine in the Borrowing Base and have not requested that Lenders make any Loans to Jasmine.  Borrowers have informed Agent that Jasmine has changed its name to Lerner New York Outlet, Inc. and that Lerner Outlet will be including Eligible Accounts and Eligible Inventory in the Borrowing Base that are of the same type or category and quality as are presently included as Eligible Accounts or Eligible Inventory of Lerner and Lernco. Borrowers and Guarantors acknowledge that Agent may conduct a field exam or require an appraisal or an update to any existing appraisal with respect to the Eligible Accounts and Eligible Inventory of Lerner Outlet.

Section 6.       Conditions Precedent.  Concurrently with the execution and delivery hereof, and as a further condition to the effectiveness of this Amendment and the agreement of Agent to the modifications and amendments set forth in this Amendment, each of the following conditions precedent, in a manner satisfactory to Agent:

6.1     Agent shall have received, in form and substance satisfactory to Agent, an executed copy of an original or executed original counterparts of this Amendment by electronic mail or facsimile (with the originals to be delivered within five (5) Business Days after the date hereof), duly authorized, executed and delivered by each Borrower, Guarantor and Required Lenders; and

6.2     as of the date of this Amendment, no Default or Event of Default shall exist or shall have occurred and be continuing.

Section 7.       Additional Representations, Warranties and Covenants.  Each Borrower and Guarantor represents, warrants and covenants with, to and in favor of Agent as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a condition of the effectiveness of this Amendment and a continuing condition of the making or providing of any Revolving Loans or Letters of Credit by Agent and Lenders to Borrowers:

7.1     This Amendment and each other agreement or instrument to be executed and delivered by Borrowers or Guarantors hereunder have been duly authorized, executed and delivered by all necessary action on the part of Borrowers and Guarantors which is a party hereto and thereto and, if necessary, their respective stockholders, and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers or Guarantors, as the case may be, contained herein and therein constitute legal, valid and binding obligations of Borrowers and Guarantors, as the case may be, enforceable against them in accordance with their terms.

7.2     All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

7.3     Borrowers and Guarantors are not required to obtain any consents, waivers or approvals to the transactions contemplated by this Amendment from any other Person with respect to any agreement, mortgage, instrument with any other Person to which any Borrower or Guarantor is a party or may be bound.

7.4     Borrowers and Guarantors have delivered to Agent (a) a true and correct copy of the amendment to articles of incorporation of Lerner Outlet, as filed and recorded with the Secretary of State of the Commonwealth of Massachusetts reflecting the change of name of Jasmine Company, Inc. to Lerner New York Outlet, Inc. as certified by such Secretary of State, and (b) evidence, in form and substance satisfactory to Agent, that Lerner Outlet has filed an amendment to each of its certificates of authority to business as a foreign corporation in all of the jurisdictions in which Lerner Outlet has qualified to do business as a foreign corporation.

7.5     As of the date hereof, Borrowers and Guarantors hereby represent and warrant that no liens, claims, mortgages, pledges, security interests, encumbrances or charges of any kind or nature have been incurred or exist on any of the assets and properties of Lerner Outlet, other than those permitted under the Loan Agreement.

7.6     Within thirty (30) days after the date hereof, Borrowers shall have delivered to Agent evidence, in form and substance satisfactory to Agent, that Borrowers have taken all steps necessary to preserve or protect the security interest or lien of Agent in any of the assets or property of Lerner Outlet, including, without limitation, (a) any filings with the United States Patent and Trademark Office to reflect the change of name of Jasmine Company, Inc. to Lerner New York Outlet, Inc. of any trademarks owned by Lerner Outlet, and (b) arranging for a Credit Card Acknowledgment to be delivered to Bank of America, N.A. with respect to the credit processing services provided in connection with Credit Card Receivables arising from payments by customers using MasterCard or VISA bank credit or debit cards.  If requested by Agent, Borrower shall deliver to Agent promptly any changes to the stock certificates or stock powers previously delivered to Agent to reflect the change of name of Jasmine Company, Inc. to Lerner New York Outlet, Inc.

7.7     No Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment.

Section 8.       Acknowledgments by Guarantors.  Each Guarantor hereby expressly and specifically ratifies, restates and confirms the terms and conditions of the Amended and Restated Guarantee, dated August 22, 2007, by Guarantors in favor of Agent and Lenders, as heretofore amended, modified, supplemented, extended, renewed, restated or replaced, the “Guarantee”), in favor of Agent and Lenders and its liability for all of the Guaranteed Obligations (as defined in the Guarantee), and all other obligations, liabilities, agreements and covenants thereunder. Each Guarantor hereby acknowledges, confirms and agrees that as of the date hereof and after giving effect to the terms of this Amendment, the Guarantee guaranteeing the payment and performance of all Obligations of Borrowers are in full force and effect.

Section 9.       Effect of this Amendment.  This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof. Except as expressly provided herein, no other changes or modifications to the Loan Agreement or any of the other Financing Agreements, or waivers of or consents under any provisions of any of the foregoing, are intended or implied by this Amendment, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date of this Amendment.  The applicable provisions of this Amendment and the Loan Agreement shall be read and interpreted as one agreement. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements conflicts with any provision of this Amendment, the provision of this Amendment shall control.

Section 10.     Further Assurances.  Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

Section 11.     Governing Law. The validity, interpretation and enforcement of this Amendment in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of New York, without regard to any principle of conflict of laws or other rule of law that would result in the application of the law of any jurisdiction other than the State of New York. Without in any way limiting the foregoing, the parties elect to be governed by New York law in accordance with, and relying on (at least in part), Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Section 12.     Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 13.     Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.  This Amendment may be executed and delivered by telecopier (or other electronic transmission of a manually executed counterpart) with the same force and effect as if it were a manually executed and delivered counterpart.  Any party delivering an executed counterpart of this Amendment by telecopier (or other electronic transmission of a manually executed counterpart) shall also deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment as to such party or any other party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first written.

BORROWERS:

LERNER NEW YORK, INC.

		By:	/s/ Sheamus Toal

		Title:	EVP, Chief Financial Officer, Treasurer and Secretary

LERNCO, INC.

		By:	/s/ Sheamus Toal

		Title:	President

LERNER NEW YORK OUTLET, INC.

		By:	/s/ Sheamus Toal

		Title:	EVP, Chief Financial Officer and Treasurer

ACKNOWLEDGED AND AGREED TO:

GUARANTORS

NEW YORK & COMPANY, INC.

By:	/s/ Sheamus Toal

Title:	EVP, Chief Financial Officer

LERNER NEW YORK HOLDING, INC.

By:	/s/ Sheamus Toal

Title:	EVP, Chief Financial Officer

NEVADA RECEIVABLE FACTORING, INC.

By:	/s/ Sheamus Toal

Title:	President and Chief Financial Officer

[Signature Page to Amendment No. 2 to Second
Amended and Restated Loan and Security Agreement]

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ASSOCIATED LERNER SHOPS OF AMERICA, INC.

By:	/s/ Sheamus Toal

Title:	Assistant Secretary

LERNER NEW YORK GC, LLC

By:	/s/ Sheamus Toal

Title:	Treasurer

AGENT and LENDERS WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association, as Agent and a Lender

By:	/s/ Danielle Baldinelli

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matt Potter

Title:	Vice President

[Signature Page to Amendment No. 2 to Second

Amended and Restated Loan and Security Agreement]